UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  06/10/2011

VMware, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-33622

Delaware	94-3292913
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

3401 Hillview Avenue, Palo Alto, CA 94304
(Address of principal executive offices, including zip code)

(650) 427-5000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

Amendment and Restatement of Promissory Note

On June 10, 2011, VMware, Inc. ("VMware") and EMC Corporation ("EMC") amended and restated a promissory note issued by VMware to EMC in April 2007 (the "Note"), in order to extend the maturity date of the Note from April 16, 2012 to April 16, 2015.

The Note was initially issued in connection with a dividend declared by VMware prior to VMware's initial public offering that was paid in the form of a note payable to EMC, VMware's parent corporation. The Note was issued with an initial principal amount of $800 million. Of that amount, $450 million remains outstanding. In connection with the amendment, the principal amount has been restated to the amount currently outstanding.

The Note bears an interest rate of the 90-day LIBOR plus 55 basis points, with interest payable quarterly in arrears. The interest rate resets quarterly and the Note may be repaid, without penalty, at any time.

Amendment of Lease Agreements

On June 13, 2011, in connection with the closing of an agreement with Roche Palo Alto LLC ("Roche") to purchase all of Roche's right, title and interest in a ground lease covering the property and improvements located at 3431 Hillview Avenue, Palo Alto, California ("3431 Hillview") that is adjacent to VMware's headquarters located at 3401 Hillview Avenue ("3401 Hillview"), VMware and The Board of Trustees of the Leland Stanford Junior University, the lessor of both properties ("Stanford"), amended the ground leases of both properties.

The amended and restated ground lease for 3431 Hillview has a term of 34 years and 11 months. Annual rent payments to Stanford are initially approximately $6.8 million, and will increase by 3% each year. VMware is also responsible for paying all taxes, insurance and other expenses necessary to operate 3431 Hillview. Additional rent of approximately $1.1 million per year will become payable in connection with the effectiveness of a right to construct additional improvements at 3431 Hillview, currently expected in 2014. Such additional rent would subsequently increase by 2% each year.

VMware's existing ground lease for 3401 Hillview was amended to reduce the term of such lease to correspond with the term of the amended and restated ground lease for 3431 Hillview, so that both leases will expire in 2046.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VMware, Inc.

Date: June 15, 2011	By:	/s/ S. Dawn Smith
S. Dawn Smith
Senior Vice President, General Counsel, Chief Compliance Officer and Secretary